AMENDED AND RESTATED
SOUTHWEST AIRLINES CO.
2005 EXCESS BENEFIT PLAN
(as amended and restated, effective as of March 1, 2016)

AMENDED AND RESTATED
SOUTHWEST AIRLINES CO.
2005 EXCESS BENEFIT PLAN
(as amended and restated, effective as of March 1, 2016)

	Table of Contents
		Page

ARTICLE I	DEFINITIONS.................................................................................................................................	1
ARTICLE II	ELIGIBILITY...................................................................................................................................	3
ARTICLE III	CREDITS TO ACCOUNT..............................................................................................................	3
ARTICLE IV	ENTITLEMENT TO BENEFITS..................................................................................................	4
ARTICLE V	PAYMENT OF BENEFITS............................................................................................................	5
ARTICLE VI	IN-SERVICE WITHDRAWALS AND LOANS...........................................................................	8
ARTICLE VII	ADMINISTRATION OF THE PLAN...........................................................................................	8
ARTICLE VIII	CLAIMS REVIEW PROCEDURE...............................................................................................	9
ARTICLE IX	LIMITATION OF RIGHTS...........................................................................................................	11
ARTICLE X	LIMITATION OF ASSIGNMENT AND PAYMENTS TO LEGALLY INCOMPETENT DISTRIBUTEE...............................................................................................................................	11
ARTICLE XI	AMENDMENT TO OR TERMINATION OF THE PLAN........................................................	11
ARTICLE XII	STATUS OF PARTICIPANT AS UNSECURED CREDITOR...................................................	12
ARTICLE XIII	GENERAL AND MISCELLANEOUS..........................................................................................	13

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AMENDED AND RESTATED
SOUTHWEST AIRLINES CO.
2005 EXCESS BENEFIT PLAN
(as amended and restated, effective as of March 1, 2016)
PREAMBLE
WHEREAS, Southwest Airlines Co., a corporation formed under the laws of the State of Texas, previously established the Southwest Airlines Co. 2005 Excess Benefit Plan, as amended and restated effective January 1, 2015, an excess benefit plan for the exclusive benefit of a select group of highly compensated employees, to restore retirement benefits decreased due to limitations imposed by Section 415 of the Internal Revenue Code of 1986; and
WHEREAS, such plan has been designed to comply with Section 409A of the Internal Revenue Code and the provisions of the final regulations promulgated pursuant to Section 409A of the Internal Revenue Code, as well as other Department of Treasury and Internal Revenue Service guidance; and
WHEREAS, Southwest Airlines Co. now desires to amend and restate such plan to allow participants to make beneficiary designations under it that are separate and distinct from their beneficiary designation under the Southwest Airlines Co. ProfitSharing Plan; and
WHEREAS, Southwest Airlines Co. intends that any Participant or Beneficiary under such plan shall have the status of an unsecured general creditor with respect to the Plan and any Trust Fund; and
NOW, THEREFORE, the 2005 Excess Benefit Plan is hereby amended and restated in its entirety, effective as of March 1, 2016, as follows:

ARTICLE I
DEFINITIONS

1.1“Account” shall mean the record maintained by the Committee showing the monetary value of the individual interest in the Plan of each Participant or Beneficiary. The term “Account” shall refer only to a bookkeeping entry and shall not be construed to require the segregation of assets on behalf of any Participant or Beneficiary.

1.2 “Affiliate” means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Code, except that the phrase “at least 50%” shall be substituted for the phrase “at least 80%” as used therein.

1.3 “Aggregated Plan” means all agreements, methods, programs and other arrangements that are aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations.

1.4 “Beneficiary” means the person or trust each Participant designates on a beneficiary designation form1 authorized and provided by the Committee (subject to the spousal

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consent requirements below) to receive the benefits payable under the Plan upon or after the Participant’s death. The Participant may change the Beneficiary so designated (subject to the spousal consent requirements set forth below) at any time or from time to time during his or her life by signing and filing a new beneficiary designation form with the Committee. The following rules apply:

(a)Unless the Participant elects otherwise under this Section 1.4, the Participant’s Beneficiary under the Plan is the Participant’s beneficiary under the ProfitSharing Plan. If a Participant makes a Beneficiary designation for this Plan, then payment of his or her benefits under the Plan will be payable in accordance with the provisions of this Section 1.4, without regard to any beneficiary designations under the ProfitSharing Plan.

(b)If a Participant is married, he or she may designate a Beneficiary other than his or her Spouse if (1) his or her Spouse consents to such designation in the manner the Committee prescribes, the consent acknowledges the effect of such designation and the designation is witnessed by a notary public, or (2) it is established to the satisfaction of the Committee that there is sufficient reason why the consent may not be obtained. Despite the foregoing, any designation by a Participant of the Participant’s Spouse as Beneficiary will be void if the Participant and such prior Spouse divorce, as long as the Committee receives notice in a form acceptable to the Committee of such divorce before payment has been made in accordance with the existing designation or designations on file with the Committee. If a Beneficiary designation is void because of divorce, then the amount that would have been distributed to the Participant’s former Spouse will instead be distributed to the Participant’s alternate Beneficiary (if any), or, if the Participant hasn’t designate an alternate Beneficiary, as required by Section 1.4(c).

(c)If a Participant’s designation is legally ineffective for any reason, or if no Beneficiary survives to the date payment is due, then any amount to which such Participant or Beneficiary is entitled will be paid to his or her estate. For purposes of this Plan, the production of a certified copy of the death certificate of any Participant or other person is sufficient evidence of death, and the Committee will be fully protected in relying on it. In the absence of such proof, the Committee may rely upon whatever other evidence of death it considers necessary or advisable.

1.5     “Board” shall mean the Board of Directors of the Company.

1.6     “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

1.7     “Committee” shall mean the committee designated by the Board to administer the Plan.

1.8     “Company” shall mean Southwest Airlines Co., or its successor or successors.

1.9     “Deferral Amount” shall mean that portion of a Participant’s Excess Amount with respect to which such Participant has made a deferral election, as provided in Section 3.1 hereof.

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1.10     “Excess Amount” shall mean, for a particular Plan Year, the amount by which the allocation(s) of a Participant under the Retirement Plans that are attributable to such Plan Year are reduced by reason of the application of the limitations set forth in Section 415 of the Code.

1.11     “Mandatory Retirement Age” shall, with respect to each Southwest Airlines Co. pilot, mean the mandatory retirement age for commercial airline pilots, if any, imposed by the Federal Aviation Administration or applicable law.

1.12     “Participant” shall mean an employee of the Company who has met the eligibility requirements for participation in this Plan, as set forth in Article II hereof, and who has made a deferral election under the Plan, as provided in Section 3.1 hereof.

1.13     “Plan” shall mean the Amended and Restated Southwest Airlines Co. 2005 Excess Benefit Plan, as set forth in this document.

1.14     “Plan Year” shall mean the annual period beginning on January 1 and ending on December 31, both dates inclusive of each year.

1.15     “Prior Plan” shall mean the Southwest Airlines Co. 2005 Excess Benefit Plan, as amended and restated effective January 1, 2008, and the Southwest Airlines Co. 2005 Excess Benefit Plan, effective for Plan Years commencing on and after January 1, 2004.

1.16     “Retirement Plans” shall mean the Southwest Airlines Co. ProfitSharing Plan (the “ProfitSharing Plan”), the Southwest Airlines Co. 401(k) Plan, and the Southwest Airlines Co. Pilots Retirement Savings Plan, each as amended from time to time.

1.17     “Separation from Service” shall mean a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Company and all Affiliates to 20% or less of the average level of bona fide services performed by the Participant for the Company and all Affiliates (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) months (or the full period of service to the Company and all Affiliates if less than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Section 409A of the Code.

1.18     “Specified Employee” shall mean a key employee, as defined in Section 416(i) of the Code, without regard to paragraph (5) thereof, of the Company, as contemplated in Section 409A of the Code.

1.19     “Spouse” shall mean a person who qualifies as the Participant’s spouse for purposes of federal tax law.

1.20     “Trust Agreement” shall mean the agreement, if any, including any amendments thereto, entered into between the Company and the Trustee to carry out the provisions of the Plan.

1.21     “Trust Fund” shall mean the cash and other properties held and administered by the Trustee pursuant to the Trust Agreement.

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1.22     “Trustee” shall mean the designated trustee acting at any time under the Trust Agreement.

1.23     “Valuation Date” shall mean each business day on which the financial markets are open for trading activity, or such other dates as shall be established by the Committee.

ARTICLE II
ELIGIBILITY

Prior to the end of each Plan Year, the Committee shall, in a timely manner, notify those individuals whom it has determined may have an Excess Amount for the following Plan Year (an “Eligible Plan Year”) that equals or exceeds $1,000, which individuals shall constitute a select group of highly compensated employees of the Company. Such individuals may elect to participate hereunder with respect to an Eligible Plan Year, in the manner prescribed by the Committee. The determination as to the eligibility of any individual to participate in the Plan or to continue to participate shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.

ARTICLE III
CREDITS TO ACCOUNT

3.1     Effective January 1, 2005, and continuing for each Plan Year thereafter, each individual who has been notified of his or her eligibility to participate in the Plan with respect to an Eligible Plan Year may, in the manner prescribed by the Committee, irrevocably elect a Deferral Amount, provided that such election must be made no later than the last day of December immediately preceding such Eligible Plan Year and prior to such earlier date as may be established by the Committee and communicated to the eligible individuals. Each deferral election with respect to an Eligible Plan Year shall be contingent on a minimum Excess Amount of $1,000 and such deferral election shall not be effective if the Participant’s Excess Amount for that Eligible Plan Year is less than $1,000. Subject to the preceding sentence, a Participant’s deferral election under this Section 3.1 shall be effective with respect to all subsequent Eligible Plan Years for which such Participant is eligible to make a deferral election, unless prior to the beginning of an Eligible Plan Year, the Participant affirmatively changes such election in the manner prescribed by the Committee.

3.2     As soon as practicable following the date on which the Company funds its contribution, if any, for an Eligible Plan Year to the ProfitSharing Plan, the Company shall credit a Participant’s Deferral Amount, if any, to the Account of such Participant. Notwithstanding the preceding sentence, if such Participant is not actively employed on the date on which such ProfitSharing contribution is funded or in the event that the Participant’s Excess Amount for such Eligible Plan Year is less than $1,000, such Excess Amount will be paid to the Participant in a cash lump sum during the calendar year immediately following the Eligible Plan Year.

3.3      As of each Valuation Date, the Committee shall credit to each Participant’s Account the deemed income or losses attributable thereto, as provided in Section 3.4 below, as well as any other credits to or charges against such Account, including such Participant’s pro rata

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portion of Plan administrative expenses. All payments from an Account between Valuation Dates shall be charged against the Account as of the preceding Valuation Date.

3.4     Each Participant, prior to initial participation in the Plan, may, in the manner prescribed by the Committee, designate the manner in which amounts credited to such Participant’s Account, as provided above, shall be deemed to be invested among the various options designated by the Committee for this purpose; provided however, that any such designation in effect under the Prior Plan on December 31, 2004 shall automatically carry over and apply to this Plan effective January 1, 2005 until changed by the Participant. A Participant may change the investment designation as of any Valuation Date solely with respect to amounts credited to such Participant’s Account after the date of such change, which change shall be effected by filing an election with the Committee, in the manner prescribed by the Committee, within the period of time prior to such Valuation Date established by the Committee. The Participant must designate, in such minimum percentages or amounts as may be prescribed by the Committee, that portion of the amount to be credited to the Account of such Participant that is to be allocated to each investment option offered hereunder. In the absence of any such investment designation, amounts credited to a Participant’s Account shall be deemed to be invested in such property as the Committee, in its sole and absolute discretion, shall determine. In no event may any Participant designate the investment of amounts credited to an Account in stock or other securities of the Company. The Committee may, but shall not be obligated to, invest amounts credited to a Participant’s Account in accordance with the investment designations of such Participant; nevertheless, the Account of such Participant shall be credited with the amount of income, gains and losses attributable thereto, as if the amounts credited to such Account had been so invested. The Committee shall be authorized at any time and from time to time to modify, alter, delete or add to the investment options hereunder. In the event a modification occurs, the Committee shall, prior to the effective date of such change, notify those Participants whom the Committee, in its sole and absolute discretion, determines are affected by the change. The Committee shall not be obligated to substitute options with similar investment criteria for existing options, nor shall it be obligated to continue the types of investment options presently available to the Participants.

ARTICLE IV
ENTITLEMENT TO BENEFITS

Except as otherwise provided herein, each Participant (or, in the case of death, the Beneficiary of such Participant) shall be entitled to receive benefits hereunder upon (i) such Participant’s Separation from Service, (ii) such Participant’s attainment of Mandatory Retirement Age, (iii) such Participant’s death, or (iv) the occurrence of an unforeseeable emergency (subject to the Committee’s approval of a request pursuant to Article VI below). The time and form of the payment of benefits to a Participant in the event of Separation from Service, attainment of Mandatory Retirement Age, or death will be in accordance with the provisions of Article V below. Any payment of benefits to a Participant upon the occurrence of an unforeseeable emergency will be in accordance with the provisions of Article VI below.
Each Participant or, in the case of the death of a Participant, the Beneficiary of such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, as of the Valuation Date coincident with the date of distribution hereunder.

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ARTICLE V
PAYMENT OF BENEFITS

5.1    Time of Payment. A Participant may elect to receive or commence receiving payment of his or her Account at one of the following times:

(a)during the calendar year in which the Participant’s Separation from Service occurs;

(b)during the calendar year following the calendar year in which the Participant’s Separation from Service occurs;

(c)during the calendar year in which the Participant attains Mandatory Retirement Age if Mandatory Retirement Age occurs earlier than the Participant’s Separation from Service and, if not, during the calendar year in which the Participant’s Separation from Service occurs; or

(d)during the calendar year following the calendar year in which the Participant attains Mandatory Retirement Age if Mandatory Retirement Age occurs earlier than the Participant’s Separation from Service and, if not, during the calendar year following the calendar year in which the Participant’s Separation from Service occurs.

Notwithstanding a Participant’s election, if a Participant has elected to receive payment based on a Separation from Service and such Participant is a Specified Employee at the time of his or her Separation from Service, such Participant’s distribution will be delayed until the date that is six months following his or her Separation from Service, to the extent required by Section 409A of the Code. In addition, notwithstanding a Participant’s election, in the event of a Participant’s death, payment will be made during the calendar year of the Participant’s death or, if later, within the ninety (90) day period following the date of the Participant’s death.
5.2     Form of Payment. A Participant may elect to receive payment of his or her Account in either a lump sum in cash or in substantially equal annual cash installments over a period certain not exceeding five (5) years. In the event a Participant who has elected to receive cash installments is subject to a six-month delay in accordance with Section 5.1 above, such Participant’s first payment will include all installment payments that would otherwise have become due during the period of delay. If a Participant elects to receive installment payments, the Committee shall continue to credit the unpaid balance of the Participant’s Account with the deemed income and losses attributable thereto, in accordance with the provisions of Section 3.4 above, as well as with any other credits to or charges against the unpaid balance of such Account, during the period for which installment payments are made. Notwithstanding a Participant’s election, (i) in the event of the Participant’s death, payment will be made in a lump sum in cash; and (ii) a Participant who has elected installment payments will receive a lump sum distribution in cash at such time as the value of the Participant’s Account is $25,000 or less.

5.3    Timing of Elections as to Time and Form of Payment. A Participant must elect the time and form of payment of his or her Account prior to the beginning of the Plan Year with respect to which the Participant first makes his or her initial deferral election under the Plan. Such election must be made in the manner prescribed by the Committee. Such election will be

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irrevocable and will apply to the Participant’s entire Account balance; provided, however, that prior to January 1, 2009, each Participant will be provided the opportunity to make a new, single election as to the time and form of payment of all amounts previously credited to his or her Account, as well as amounts yet to be deferred and credited (the “2009 Election”); and provided further, however, that a 2009 Election may not delay any payments a Participant would otherwise have received during the 2008 calendar year and may not accelerate into 2008 any payments a Participant would not have otherwise received in 2008.

5.4    Default Elections. If a new Participant in the Plan fails to elect a time or form of payment in accordance with the requirements of Sections 5.1 through 5.3 above, the Participant (or, if applicable, the Participant’s Beneficiary) will receive his or her payment in a lump sum in cash during the calendar year following the calendar year in which the Participant’s Separation from Service occurs or, in the event of the Participant’s death, during the calendar year of the Participant’s death or, if later, within the ninety (90) day period following the Participant’s death. If a Participant who has made an election under the Prior Plan fails to make a 2009 Election, such Participant’s prior election will continue to apply with respect to the following: (i) whether payment will be triggered based on his or her Separation from Service or attainment of Mandatory Retirement Age; (ii) whether payment will be made or commence during the calendar year of or following his or her Separation from Service or attainment of Mandatory Retirement Age, as applicable; and (iii) whether payment will be made in a lump sum or in installments; however, all other provisions of this Plan that govern time and form of payment will apply to such prior election, and any reference to “termination of employment” in a Participant’s prior election shall be deemed to mean Separation from Service.

5.5     Change in Time of Payments. Notwithstanding any provision of this Article V to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 5.5, be paid prior to or later than the date on which they would otherwise be paid to the Participant.

(a)     Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Account is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Code Section 409A, or (ii) the balance of the Participant’s Account.

(b)    Distribution Necessary to Satisfy Applicable Tax Withholding. If the Company is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount in the Participant’s Account or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.

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(c)    Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Company reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment under this Article V until the earliest date at which the Company reasonably anticipates that the making of such payment would not cause such violation.
(d)    Delay for Insolvency or Compelling Business Reasons. In the event the Company determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the payment of benefits under this Article V until the first calendar year in which the Company notifies the Committee that the payment of benefits would not have such effect.
(e)    Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Article V; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s Beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.
(f)    No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.

ARTICLE VI
IN-SERVICE WITHDRAWALS AND LOANS

6.1    In the event of an unforeseeable emergency, a Participant may make a request to the Committee for a withdrawal from his or her Account. For purposes of this Section, the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, or a dependent (as defined in Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, as in the case of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any determination of the existence of an unforeseeable emergency and the amount to be withdrawn on account thereof shall be made by the Committee, in its sole and absolute discretion. However, the amount to be withdrawn on account of an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the

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distribution, after taking into account the extent to which such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Plan. In no event shall the need to send a Participant’s child to college or the desire to purchase a home be deemed to constitute an unforeseeable emergency. No member of the Committee shall vote or decide upon any matter relating to the determination of the existence of such member’s own financial hardship. A request for a withdrawal on account of an unforeseeable emergency must be made in the manner prescribed by the Committee, and must be expressed as a specific dollar amount. All hardship withdrawals shall be paid in a lump sum in cash.

6.2    Withdrawals shall be charged pro rata to the individual investment options in which amounts credited to a Participant’s Account are deemed to be invested, pursuant to such Participant’s designation under Section 3.4 hereof.

6.3     In no event may a Participant receive a loan of any portion of his benefit hereunder.

ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1    The Committee may establish a Trust Fund for the purposes of retaining assets set aside by the Company pursuant to the Trust Agreement for payment of all or a portion of the benefits payable pursuant to the Plan. Any benefits not paid from a Trust shall be paid from the Company’s general assets. The Trust Fund, if such shall be established, shall be subject to the claims of general creditors of the Company in the event the Company is Insolvent, as such term is defined in the Trust Agreement.

7.2    The Plan shall be administered by the Committee. The members of the Committee shall not receive compensation with respect to their services for the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company. Any member of the Committee may resign by delivering a written resignation to the Company and to the other members of the Committee.

7.3    The Committee shall perform any act that the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to such member or vote in any case in which the individual right or claim of such member to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which such person is disqualified.

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7.4    The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorneys’ fees and related costs), in connection with the performance by such member of duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

7.5    The Committee shall establish rules and procedures, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in the Plan, shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan. All determinations of the Committee shall be conclusive and binding on all employees, Participants and Beneficiaries, subject to the provisions of this Plan and applicable law.

7.6    Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or by a committee thereof; provided, however, that by resolution, the Board or a committee thereof may delegate to any officer of the Company the authority to take any such actions hereunder, other than the power to amend or terminate the Plan.

ARTICLE VIII
CLAIMS REVIEW PROCEDURE

8.1    In the event that a Participant or Beneficiary (the “Claimant”) is denied a claim for benefits under this Plan, the Committee will, within a reasonable period of time, but not later than ninety (90) days after its receipt of the claim, provide the Claimant a written statement, which shall be delivered or mailed to the Claimant by certified or registered mail to his or her last known address, and which will contain the following:

(a)the specific reason or reasons for the denial of benefits;

(b)a specific reference to the pertinent provisions of the Plan upon which the denial is based;

(c)a description of any additional material or information that is necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)an explanation of the review procedures and the time limits applicable to such procedures, as provided below, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

In the event that the Committee determines that an extension is necessary due to matters beyond the control of the Plan, the Committee will provide the Claimant with the written

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statement described above not later than one hundred eighty (180) days after receipt of the Claimant’s claim, but, in that event, the Committee will furnish the Claimant, within ninety (90) days after its receipt of the claim, written notification of the extension explaining the special circumstances requiring the extension and the date by which the Committee expects to render a decision.
8.2    Within sixty (60) days after receipt of a notice of a denial of benefits as provided above, if the Claimant disagrees with the denial of benefits, the Claimant or his or her authorized representative may request, in writing, that the Committee review the Claimant’s claim and may request to appear before the Committee for the review. The Claimant will be given the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, as provided in Department of Labor regulations. In conducting its review, the Committee will consider all comments, documents, records, and other information relating to the claim submitted by the Claimant or his or her authorized representative, whether or not such information was submitted or considered in the initial benefit determination.

8.3     Within a reasonable period of time, but not later than sixty (60) days after receipt by the Committee of a written application for review of the Claimant’s claim, the Committee will notify the Claimant of its decision on review by delivery or by certified or registered mail to the Claimant’s last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee will so notify the Claimant of its decision not later than one hundred twenty (120) days after receipt of such application, but, in that event, the Committee will furnish the Claimant, within sixty (60) days after its receipt of such application, written notification of the extension explaining the special circumstances requiring the extension and the date that it is anticipated that its decision will be furnished. The decision of the Committee will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the Claimant and will contain reference to all relevant Plan provisions on which the decision was based, as well as a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and a statement of the Claimant’s right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974. The decision of the Committee will be final and conclusive.

ARTICLE IX
LIMITATION OF RIGHTS

The establishment of this Plan shall not be construed as giving to any Participant, employee of the Company or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or shares of Company stock or as giving any employee the right to be retained in the employment of the Company. All employees of the Company and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Company.

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ARTICLE X
LIMITATION OF ASSIGNMENT AND PAYMENTS TO
LEGALLY INCOMPETENT DISTRIBUTEE

10.1    No benefits which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

10.2     Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

ARTICLE XI
AMENDMENT TO OR TERMINATION OF THE PLAN

11.1     Amendment and Termination. The Company reserves the right at any time to amend or terminate the Plan in whole or in part by resolution of the Board. No amendment shall have the effect of retroactively changing or depriving Participants or Beneficiaries of rights already accrued under the Plan.

11.2    Effect of Termination. If the Plan is terminated, all deferrals shall thereupon cease, but deemed income or losses shall continue to be credited to the Deferral Accounts in accordance with Section 3.3 hereof. Notwithstanding the foregoing, to the extent provided by the Company, the Plan may be liquidated following a termination under any of the following circumstances:

(a)     the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)     the termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a change of control within the meaning of Section 409A of the Code; provided

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that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced such change of control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan and such other Aggregated Plans;

(c)    the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company’s financial health; (2) the Company terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Company irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Company does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Company irrevocably takes all action necessary to terminate and liquidate the Plan.

ARTICLES XII
STATUS OF PARCICIPANT AS UNSECURED CREDITOR

All benefits under the Plan shall be the unsecured obligations of the Company and, except for those assets that may be placed in a Trust Fund established in connection with this Plan, no assets will be placed in trust or otherwise segregated from the general assets of the Company for the payment of obligations hereunder. To the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE XIII
GENERAL AND MISCELLANEOUS

13.1     Severabilitv. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

13.2     Construction. The Section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

13.3     Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas unless superseded by federal law.

13.4     No Requirement to Fund. The Company is not required to set aside any assets for payment of the benefits provided under this Plan; however, it may do so as provided in the Trust

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Agreement, if any. A Participant shall have no security interest in any such amounts. It is the Company’s intention that this Plan be construed as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees.

13.5    Indemnification. To the extent permitted by applicable law, the Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.

13.6     Taxes. All amounts credited and payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or a Beneficiary that are required to be paid or withheld by the Company.

13.7    USERRA. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided to the extent necessary to comply with the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA).

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